EXHIBIT 99.1

For Immediate Release

Investor Relations contact:       Annie Leschin

                 StreetSmart Investor Relations

      415-775-1788

                                                                                                        or

                                                                                                David Rosenthal

                                                                                                UQM Technologies, Inc.

                                                                                                303-682-4900

UQM Technologies, Inc. Announces $5.3 Million

Registered Direct Offering

LONGMONT, COLORADO, JANUARY 31, 2014  - UQM Technologies, Inc. (NYSE MKT: UQM) today announced that it has entered into definitive agreements with institutional investors to purchase an aggregate of approximately $5.3 million of its common stock in a registered direct offering at a price of $1.85 per share.  In addition, for each share of common stock purchased, investors will receive a warrant to purchase 0.5 of a share of UQM common stock with an exercise price of $2.1275 per share, which warrants shall be exercisable six months from the date of issuance and expire four years and six months from the date of issuance.  The closing of the offering is expected to take place on or about February 5, 2014, subject to the satisfaction of customary closing conditions.

H.C. Wainwright & Co., LLC acted as the exclusive placement agent for the offering.

The securities described above are being offered pursuant to a shelf registration statement (File No. 333-193305) which was declared effective by the Securities and Exchange Commission (the “SEC”) on January 23, 2014. When filed with the SEC, copies of the prospectus supplement, together with the accompanying prospectus, can be obtained at the SEC’s website at http://www.sec.gov, or from H.C. Wainwright & Co., LLC by e-mailing placements@hcwco.com .

This press release shall not constitute an offer to sell or the solicitation of an offer to buy any of the securities described herein. There shall not be any offer, solicitation of an offer to buy, or sale of securities in any state or jurisdiction in which such an offering, solicitation, or sale would be unlawful prior to registration or qualification under the securities laws of any such state or jurisdiction.

UQM TECHNOLOGIES, INC. 4120 SPECIALTY PLACE, LONGMONT, COLORADO 80504  (303) 682-4900  FAX (303) 682-4901

About UQM

UQM Technologies, Inc. is a developer and manufacturer of power-dense, high-efficiency electric motors, generators and power electronic controllers for the automotive, commercial truck, bus, marine and military markets. A major emphasis for UQM is developing propulsion systems for electric, hybrid electric, plug-in hybrid electric and fuel cell electric vehicles. UQM is located in Longmont, Colorado.  Please visit www.uqm.com for more information.

This Release contains statements that constitute “forward-looking statements” within the meaning of Section 27A of the Securities Act and Section 21E of the Securities Exchange Act. These statements appear in a number of places in this Release and include statements regarding our plans, beliefs or current expectations, including those plans, beliefs and expectations of our management with respect to, among other things, new product developments, future orders to be received from our customers, sales of products from inventory, future financial results, liquidity and the continued growth of the electric-powered vehicle industry.  Important Risk Factors that could cause actual results to differ from those contained in the forward-looking statements are contained in our annual report on Form 10-K for the fiscal year ended March 31, 2013 and our Form 10-Q for the quarter ended December 31, 2013, both of which are available through our website at www.uqm.com or at www.sec.gov.

UQM TECHNOLOGIES, INC. 4120 SPECIALTY PLACE, LONGMONT, COLORADO 80504  (303) 682-4900  FAX (303) 682-4901